UNITED STATES
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Citi Trends, Inc.
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CITI TRENDS, INC. SENDS LETTER TO STOCKHOLDERS REGARDING

UPCOMING ANNUAL MEETING

Highlights Strong and Improving Financial Results - the Company’s Strategy is Working

Urges Shareholders to Vote on the BLUE Proxy Card “FOR” each of Citi Trends’ Highly Qualified and Experienced Directors

SAVANNAH, GA (May 16, 2017) — Citi Trends, Inc. (“Citi Trends” or the “Company”) (NASDAQ:CTRN) announced today that it has sent a letter to stockholders in connection with the Company’s Annual Meeting of Stockholders, to be held on May 24, 2017. The Citi Trends Board of Directors unanimously recommends that stockholders vote the BLUE proxy card today FOR each of the Company’s three highly qualified and experienced director nominees: Barbara Levy, Lawrence E. Hyatt and R. Edward Anderson.

The full text of the letter follows:

VOTE FOR ALL OF THE CITI TRENDS DIRECTOR NOMINEES
ON THE BLUE PROXY CARD TODAY

May 16, 2017

Dear Fellow Stockholders:

The Citi Trends 2017 Annual Meeting of Stockholders is quickly approaching, and your vote is critically important in securing the future of your investment in the Company. Over the last several weeks, we have outlined the decisive actions the Board has successfully undertaken in the past five years, including a significant strategic pivot which has driven improved sales, profits and shareholder value in a difficult retail environment. To ensure the continuation of this positive momentum, we urge you to vote today by telephone, online or by signing and dating the enclosed BLUE proxy card “FOR” ALL THREE of Citi Trends’ highly qualified incumbent director nominees: Barbara Levy, Lawrence E. Hyatt, and your Executive Chairman, R. Edward Anderson.

The skills and abilities of your incumbent directors, who have successfully designed, implemented and overseen the Company’s current strategic plan, stand in stark contrast with those of the individuals proposed by Macellum Advisors GP, LLC and certain affiliated entities (collectively, “Macellum”). Their nominees - Jonathan Duskin, Macellum’s Portfolio Manager, and Paul Metcalf - either have a history of value destruction as a board member of retail companies, or no public director experience whatsoever. Furthermore, not only has Macellum neglected to offer any credible plan for the Company’s future, its analysis of Citi Trends and the competitive space in which we operate has demonstrated the firm’s superficial, poor understanding of our business and our customers.

Electing Macellum’s nominees puts your Citi Trends investment at risk — Vote the BLUE proxy card TODAY.

CITI TRENDS’ STRATEGIC PLAN IS DELIVERING STRONG AND IMPROVING FINANCIAL RESULTS

Following the dramatic shifts in the urban apparel landscape that occurred in 2010-2011, your Board responded effectively to a dramatic change in Citi Trends customers’ fashion preferences, and continues to take important, decisive action to position the Company for long-term growth.

Against the backdrop of a challenging retail environment, this strategy has enabled Citi Trends to meaningfully outperform its peers and benchmark index since it was implemented in 2012.

The Company’s most recent sales results illustrate that our improved merchandising strategies are driving better performance, with total sales in the 13-week period ended April 29, 2017 increasing 3.2% to $200.0 million, despite the later disbursement of tax refunds by the IRS. The feedback from shareholders and analysts has been supportive. For example, Patrick McKeever at MKM Partners noted:

“Comps increased 1.0%... reflecting substantial month-to-month improvement, while total sales increased more than 3% to $200.0 million... The upside sales, along with a number of recent store checks, leave us more positive.”

“Store Checks Suggest Momentum Has Continued So Far in May. We visited nine stores in the Detroit area yesterday and saw consistently strong traffic and conversion” — May 4, 2017

Citi Trends’ strategy is working — having generated a Total Shareholder Return of 99% since 2012 - but it requires careful stewardship by a highly qualified Board and management team. Macellum’s nominees put that stewardship at risk.

ISS HAS RECOMMENDED CITI TRENDS DIRECTOR BARBARA LEVY, BUT CONDUCTED A FLAWED BUSINESS ANALYSIS OF THE COMPANY

While your Board is pleased that the May 11, 2017 Institutional Stockholder Services (“ISS”) report related to the upcoming Citi Trends director election recognized the importance of Barbara Levy’s Board membership to the Company’s future growth plans and continued success, we strongly disagree with ISS’ failure to recommend the full slate of Citi Trends’ highly-qualified director nominees. Unfortunately, this failure appears to stem from a flawed analysis of the Company’s business and a poor appreciation of the apparel and retail realities.

In its report, ISS said:

•                  The company’s ability to rebound its share price and recover some operational footing following its 2011 trough levels should not go without credit; and,

•                  Citi Trends’ recent gains are correlated with and seem attributable, in part, to a positive earnings surprise announced Mar. 10, 2017 as well as the company’s $0.02 dividend increase and $25 million share buyback authorization announced Apr. 10, 2017.

It is encouraging that ISS notes the recent actions taken by Citi Trends’ Board to enhance stockholder value, and the resulting positive reaction shown by investors. However, this makes it all the more puzzling that ISS simultaneously faults the Company for failing to turn its back on its core customer. The report criticizes the Board for what it sees as a “[failure] to exercise a potentially lucrative option to recalibrate” and for not electing a “different set of strategy and merchandising choices to re-position and protect or expand the off-price side of the business” following the collapse of the urban branded apparel phenomenon. This suggested course of action and the inappropriate ‘peer’ comparisons made by ISS call into question the foundation of the report’s business analysis. It also highlights an apparent lack of understanding of Citi Trends’ unique, underserved core shopping base, predominately lower income African-Americans.

Even if the Board concluded it was prudent to fundamentally change Citi Trends identity — which it did not — there are also a number of structural, financial and operational hurdles to overcome in transforming the Company to that extent. Real estate leases, for example, are long-term commitments that have been carefully selected based on the specific geographic markets and demographics of our customer base.

We are disappointed that the ISS recommendation appears to be based on the assertion that, in the difficult aftermath of the branded urban apparel implosion, Citi Trends should have moved away from the geographic markets and unique customer base it serves, despite representing key anchors of the brand DNA. We do not believe that a different market environment warrants a completely different company altogether. This unrealistic and unwise claim - that the Board should have abandoned its customer base in an attempt to emulate Burlington or TJX - has been advanced throughout this campaign by Macellum, and it is the same sort of misguided analysis of our business that we fear Mr. Duskin will bring to the Citi Trends Board. Given Mr. Duskin’s extremely poor track record, we do not believe this fear is unwarranted.

MACELLUM’S NOMINEES OFFER NO NEW RELEVANT EXPERIENCE, SKILLS OR PRESPECTIVE

Compared to Executive Chairman Ed Anderson and Lawrence Hyatt, the two highly qualified directors Macellum seeks to replace, Macellum’s candidates do not have the qualifications necessary to deliver superior returns for Citi Trends stockholders. Mr. Duskin has NO retail operating experience, NO understanding of urban fashion market and has repeatedly destroyed stockholder value as a Director. Every company where Mr. Duskin has served as a director has gone bankrupt, been liquidated, or experienced a significant loss in stockholder value.  Paul Metcalf, Macellum’s other nominee, has NO public board experience, extremely limited public company management experience and NO experience focused on the urban fashion market. We therefore determined Mr. Metcalf’s credentials do not warrant granting him a seat on your Board, and ISS arrived at the same conclusion, recommending stockholders vote against his election.

In contrast, Mr. Anderson, Mr. Hyatt and Ms. Levy provide important perspective, expertise, and guidance to our management team, which will benefit all Citi Trends stockholders. Unlike the dissident nominees, the Company’s incumbent directors possess the business experience and shareholder representation and perspective necessary to act in the best interests of all Citi Trends stockholders:

•                  Mr. Anderson has in-depth knowledge of Citi Trends and its target customers, attained from his tenure of more than 11 years as CEO and 15 years as a director.  In addition, Mr. Anderson has more than three decades of relevant executive management experience and a distinguished career of leadership in other companies in our industry.

•                  Mr. Hyatt, a former public company CFO, has advised companies in a range of sectors and has particular knowledge of the retail industry from his senior executive roles at Cracker Barrel and Cole National Corporation and service on your Board. Mr. Hyatt currently serves as the chairman of the Audit Committee.

•                  Ms. Levy is a recently installed independent director, and as an accomplished merchandising executive in the off-price retail industry, she brings a relevant and valuable perspective to the Board. Ms. Levy’s significant experience devising product strategies and ensuring alignment between the overall merchandising function and a company’s strategic direction provides her with a unique understanding of how to enhance Citi Trends’ competiveness.

Your Board is actively engaged in the oversight of the Company’s strategy, which has delivered years of profitability, growth and stability — electing your incumbent directors will allow this strategy and the Company’s forward momentum to continue uninterrupted.

PROTECT THE VALUE OF YOUR INVESTMENT IN CITI TRENDS:

VOTE THE BLUE PROXY CARD TODAY

Your Board is committed to acting in the best interests of all Citi Trends stockholders. The current Board, under the leadership of Executive Chairman Ed Anderson, is well aligned on the current business strategy and believes that it would be detrimental to stockholder value to replace two of your qualified incumbent Directors with Macellum’s candidates.

We believe Citi Trends stockholders can protect the value of their investment by voting today “FOR” ALL of our experienced and highly qualified director nominees on the BLUE proxy card: Barbara Levy, Lawrence E. Hyatt, and R. Edward Anderson.

Your vote is extremely important, no matter how many or how few shares you own. We urge you to vote today by telephone, online or by signing and dating the enclosed BLUE proxy card and returning it in the postage-paid envelope. If you have previously returned a White proxy card you received from Macellum, you have every right to change your vote by using the BLUE proxy card to support the Citi Trends Board. Only your latest dated validly executed proxy card will count. Please do not send back any White proxy cards, even to vote against the Macellum nominees, as doing so may cancel out any votes “FOR” the Citi Trends Board.

If you have any questions or need assistance voting, please call Okapi Partners LLC, our proxy solicitor, at (212) 297-0720 or toll-free at (877) 566-1922.

We are extremely honored to serve on behalf of you, our stockholders. Your Board and management team are committed to acting responsibly and to maximizing the value of your investment. Thank you for your continued support.

Very truly yours,

The Citi Trends Board

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family. The Company operates 538 stores located in 31 states. Citi Trends’ website address is www.cititrends.com. CTRN-G

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial results and position, business policy and plans, objectives of management for future operations and our intentions and ability to pay dividends and complete any share repurchases, are forward-looking statements that are subject to material risks and uncertainties. The words “believe,” “may,” “could,” “plans,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in Citi Trends filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth risks, consumer spending patterns, competition within the industry, competition in our markets, the ability to anticipate and respond to fashion trends and the outcome of our current proxy fight and any other actions of activist stockholders. Any forward-looking statements by the Company with respect to the Company’s intention to declare and pay dividends, repurchase shares pursuant to the share repurchase program, or otherwise, are intended to speak only as of the date such statements are made. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Important Additional Information

Citi Trends, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Citi Trends stockholders in connection with the matters to be considered at Citi Trends’ 2017 Annual Meeting to be held on May 24, 2017. On April 3, 2017, Citi Trends filed a definitive proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Citi Trends stockholders. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING BLUE PROXY CARD WITH RESPECT TO THE 2017 ANNUAL MEETING, AND OTHER DOCUMENTS FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement and other materials to be filed with the SEC in connection with Citi Trends’ 2017 Annual Meeting. Stockholders may obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Citi Trends with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.cititrends.com.

Media Contact:

Phil Denning, ICR

646-277-1258

phil.denning@icrinc.com

Investor Contact:

Bruce Goldfarb, Chuck Garske and Teresa Huang

Okapi Partners

212-297-0720